Exhibit 10.10

BOARD MEMBER AGREEMENT

BOARD MEMBER AGREEMENT (this “Agreement”) made as of January 16, 2026, by and between Ambitious Entertainment, Inc., a company incorporated under the law of the State of Nevada (the “Company” or “we” and its correlatives), and Patricio Rabuffetti, a natural person with residence in Madrid, Spain (“Director” or “you” and its correlatives).

WHEREAS, the Company wishes for Director to join its board of directors (the “Board of Directors”) and Director wishes to join the Board of Directors and to provide such services to the Company to fulfil the obligations of a director in accordance with the Company’s articles of incorporation, its bylaws, the provisions of the Nevada Revised Statutes and this Agreement.

WHEREAS, the appointment of Director as a director of the Company has been approved by the Board of Directors;

NOW THEREFORE, in consideration of the premises and for the good and valuable considerations the parties hereby agree as follows:

SECTION 1. Services.

(a) You are hereby appointed as a director of the Company upon the terms and subject to the conditions of this Agreement. You are expected to attend all meetings of the Board of Directors, meetings of any committees of the Board of Directors on which you may serve from time to time and meetings of shareholders of the Company (as requested). In addition, you will be expected to devote appropriate preparation time ahead of each meeting. Meetings may be held by remote communication or at a specific location as the Board of Directors may from time to time decide.

(b) By accepting this appointment, you confirm that you are able to allocate sufficient time to meet the requirements and expectations of this position.

(c) You will undertake such travel as may reasonably be necessary for the performance of your duties, including travelling overseas for meetings of the Board of Directors and site visits if required.

(d) You shall discharge your general duties as a director pursuant to the Company’s articles of incorporation, bylaws and applicable law, including all applicable laws, statutes, regulations and codes relating to the prevention of fraud, bribery, corruption, racketeering, money laundering or terrorism.

(e) The performance of individual directors and the Board of Directors and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your position, you should discuss them with the Chairman of the Board of Directors as soon as is appropriate.

SECTION 2. Director Fees; Reimbursement of Expenses.

(a) Compensation.

(i)	In consideration for the performance of your duties as a director of the Company as set forth herein, the Company shall pay to you compensation of 100,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for the Term of this Agreement (the “Compensation”). Notwithstanding anything to the contrary herein, this Agreement shall become effective only upon the consummation of the Company’s initial public offering (the “IPO”). No Compensation shall accrue prior to the completion of the IPO.

(ii)	Beginning with the first full fiscal quarter following the IPO, you shall be eligible to receive 25,000 shares of Common Stock per fiscal quarter during the Term, until a total of 100,000 shares of Common Stock have been granted. The shares of Common Stock shall be issued at the end of each applicable fiscal quarter. The shares of Common Stock issued for the first fiscal quarter following the IPO shall vest on the six (6) month anniversary of the IPO date. All shares of Common Stock issued for subsequent fiscal quarters shall vest in full upon issuance.

(iii)	In the event this Agreement is terminated prior to the six (6) month anniversary of the IPO, you shall earn such number of shares of Common Stock pro-rated for the number of days you served as Director between the IPO date and the termination date, as compared to the total number of days in the six (6) month period. All remaining unearned shares of Common Stock thereafter shall be forfeited.

(iv)	In the event this Agreement is terminated on or after the six (6) month anniversary date of the IPO but prior to the Term of this Agreement, you shall earn such number of shares of Common Stock pro-rated for the number of days you served as Director during the applicable fiscal quarter prior to termination, divided by the total number of days in such fiscal quarter. All remaining unearned shares of Common Stock thereafter shall be forfeited.

(v)	You acknowledge that the shares of Common Stock issued as Compensation are “restricted securities” under the federal securities laws and will bear appropriate legends. The shares of Common Stock issued as Compensation may not be offered, sold or otherwise transferred absent an effective registration statement or the availability of exemptions from the registration requirements under federal securities laws and from any qualification or registration requirement under the securities laws of any applicable state or foreign jurisdictions.

(b) The Company shall bear all costs and expenses associated with the issuance of the shares of Common Stock to Director. Director acknowledges sole responsibility for Director’s personal tax obligations arising from the Compensation.

(c) The Company agrees to reimburse you for out-of-pocket expenses incurred by you in connection with your service provided that such expenses are against original and valid receipts and pre-approved by the Company in writing; provided that such approval shall not be unreasonably withheld (“Expenses”). An itemized invoice must be submitted to the Company within fifteen (15) days following the end of each calendar month for Expenses incurred during such month in order to be eligible for reimbursement.

(d) For the avoidance of any doubt the aforementioned Compensation reimbursement of Expenses constitute the full and final consideration for your appointment, and no additional consideration of any kind is payable to you for your services as a director.

(e) In addition to any right pursuant to applicable law, occasions may arise when you consider that you need professional advice in furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek such advice from independent advisors at the Company’s expense, to the extent provided under applicable law and subject to the prior written approval of a majority of the independent directors of the Company.

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SECTION 3. Term and Termination.

(a) The term of your appointment shall be for one Year or until the next Annual Meeting of Stockholders unless terminated earlier as provided herein unless the Board of Directors decides otherwise. For the purposes of this Agreement, a “Year” of service is deemed to run from January 1 of a year through December 31 of such year.

(b) This appointment shall terminate immediately and without claim for compensation on the occurrence of any of the following events:

(i)	if you resign as a director of the Company for any reason;

(ii)	if you are removed and not re-appointed as a director of the Company at a meeting of shareholders of the Company duly called for the purpose of the election or appointment of directors in accordance with the requirements of the law of the State of Nevada and the articles of association and by laws of the Company, and. for so long as any securities of the Company are listed on one or more securities exchanges, the requirements of such securities exchanges;

(iii)	if you have been declared bankrupt or made an arrangement or composition with or for the benefit of your creditors; and/or

(iv)	if you have been disqualified from acting as a director (including, but not limited to, an event in which you are declared insane or become of unsound mind or become physically incapable of performing your functions as a director for a period of at least 60 days);

(v)	upon your death;

(vi)	if an order of a court having jurisdiction over the Company requires you to resign;

(vii)	your conviction of, or plea of guilty or nolo contendere to, a felony;

(viii)	your willful misconduct that causes material harm to the Company, or

(ix)	your material breach of this Agreement that remains uncured for thirty (30) days after written notice thereof.

(c) Any termination of your appointment under this Agreement shall be without payment of damages or compensation (except that you shall be entitled to any accrued Compensation or Expenses properly incurred prior to the date of such termination pursuant to Section 2 of this Agreement).

(d) On termination of your appointment under this Agreement, you shall return all property belonging to the Company, any of its subsidiaries or any of its affiliated entities, together with all documents, papers, disks and information, howsoever stored, relating to any of them and used by you in connection with your position with the Company.

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SECTION 4. Non-Competition. Subject to the proper performance of your obligations to the Company under this Agreement, the articles of incorporation of the Company, its bylaws any applicable law, the Company agrees that Director will be free to accept other appointments and directorships provided that:

(a)	Prior written approval is obtained from the Board of Directors;

(b)	Such other appointments and/or directorships do not in any way conflict with the interests of the Company, its subsidiaries or its affiliated entities and do not restrict the Director from devoting the necessary time and attention properly to services to be performed under this Agreement; and

(c)	In the event that you become aware of any potential conflicts of interest, these must be disclosed to the Chairman of the Board of Directors as soon as they become apparent.

SECTION 5. Confidential Information.

(a) You agree to maintain in strict confidentiality all trade, business, technical or other information regarding the Company, its subsidiaries, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know-how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company’s methods of doing business and any and all other information relating to the operation of the Company (collectively, “Confidential Information”). You shall at no time disclose any Confidential Information to any person, firm, or entity, for any purpose unless such disclosure is required in order to fulfill your responsibilities as director. You further undertake that you shall not use such Confidential Information for personal gain.

(b) “Confidential Information” shall not include information that (i) is or becomes part of the public domain other than as a result of disclosure by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Company, its subsidiaries or its affiliated entities or is otherwise prohibited from transmitting that information by a contractual legal or fiduciary obligation, or (iii) can be proven by you to have been in your possession prior to disclosure of the information by the Company. In the even that you are requested or required (by oral questions, interrogators, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you, to the extent practicable under the circumstances, will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this Section 5(b). If a protective order or the receipt of a waiver hereunder has not been obtained, you may disclose only that portion of the Confidential Information which you are legally compelled to disclose.

(c) The obligations of confidentiality under this Section 5 shall survive for a period of one (1) years following the termination of this Agreement, except with respect to trade secrets, which shall remain subject to confidentiality for so long as they remain trade secrets under applicable law.

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SECTION 6. Company Policies.

(a) Insider Trading Policy. You understand that the Company has adopted an Insider Trading Policy to, among other things, ensure that trading of the Company’s securities by directors, officers and employees of the Company remains in compliance with applicable securities and other laws and regulations. Pursuant to this policy, no officer, director or employee may engage in transactions in shares of our Common Stock during a “quiet period”, which will normally commence on the last day of an interim or annual financial period and end on the trading day following the issuance of a press release or other document disclosing the results for the period. If you have information concerning our financial results at any time as a consequence of being a member of any of the committees of the Board of Directors, you may not engage in transactions in our securities until the information is publicly disclosed. You recognize that some or all of the Confidential Information may be relevant to the price or value of the Company’s securities, and you will not use any such Confidential Information in any way that breaches insider trading provisions of any applicable securities laws.

(b) Code of Business Conduct and Ethics. You understand that the Company has adopted a Code of Business Conduct and Ethics to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that the Company’s business is conducted in a consistently legal and ethical manner.

(c) Clawback Policy. You understand that the Company has adopted a Policy for Recoupment of Incentive Compensation (the “Clawback Policy”) relating to annual or short-term incentive compensation, performance-based restricted stock, other performance-based compensation, and such other compensation as may be designated by resolution of the Board as being subject to the terms of the Clawback Policy and that all such compensation or remuneration shall be subject to such policy, a copy of which you hereby acknowledge receipt, and whose terms are hereby incorporated by reference, as such policy may be amended from time to time.

(d) Compliance. You shall procure that you comply at all times with the Company’s Insider Trading Policy, the Company’s the Code of Business Conduct and Ethics and such other policies as the Board of Directors of the Company may adopt from time to time, each as in effect from time to time.

SECTION 7. Indemnification. The Company will indemnify and defend Director and hold Director harmless against any liability incurred in the performance of Director’s service on the Board of Directors pursuant to this Agreement to the fullest extent authorized in Company’s articles of incorporation, as amended, bylaws, as amended, applicable law and as provided in any indemnification agreements the Company may enter into with the Director. The Company has or will in a timely manner purchase Director’s and Officer’s liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its directors and officers against all costs, charges and expenses in connection with any action, suite or proceeding to which the Director may be made a party by reason of affiliation with the Company, its subsidiaries, or affiliates or the performance by Director of the services as a director of the Company pursuant to this Agreement.

SECTION 8. Insurance. The Company will procure and maintain, upon such terms and in such amounts as the Company shall from time to time determine, directors’ and officers’ liability insurance as soon as possible after the date of this Agreement and will use commercial reasonable effort to maintain such coverage for the full term of your appointment. Such insurance and tail coverage shall be maintained at levels at least as favorable as those provided to any other director or officer of the Company.

SECTION 9. Representations on Authority of Parties/Signatories. Each party represents and warrants to the other that:

(a)	he or it has legal capacity to execute and deliver this Agreement, and

(b)	has duly executed and delivered this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

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SECTION 10. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes all previous agreements, promises, representations and undertakings between both parties, whether written or oral, relating to its subject matter.

SECTION 11. Waivers. The failure of any party at any time to require performance of any provision or to resort to any remedy provided under this Agreement shall in no way affect the right of that party to require performance or to resort to a remedy at any time thereafter, nor shall the waiver by any party of a breach be deemed to be a waiver of any subsequent breach. A waiver shall not be effective unless it is in writing and signed by the party against whom the waiver is being enforced.

SECTION 12. Amendments. This Agreement may be amended or modified only by a written instrument signed by the Director and by a duly authorized representative of the Company.

SECTION 13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada. You irrevocably agree that the courts of the State of Nevada shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement, your appointment, and any matter arising therefrom and you irrevocably waive any right that you may have to object to an action being brought in those courts, or to claim that the action has been brought in an inconvenient forum, or that those courts do not have jurisdiction.

SECTION 14. Arbitration. Notwithstanding the foregoing, either you or the Company may elect to resolve any claims and disputes arising under or relating to this Agreement by binding arbitration in the State of Nevada or another location mutually agreeable to you and the Company. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The seat of arbitration shall be the State of Nevada. The arbitration shall be conducted before a single arbitrator, experienced in the corporate law matters and mutually agreed to by you and the Company. An award of arbitration may be confirmed in a court of competent jurisdiction. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees.

SECTION 15. Notices. Any notice or other communications to be given by one party to the other party under or in connection with this Agreement shall be in writing and signed by or on behalf of the party giving it. Notices to the parties shall be sent to the applicable party as follows:

If to the Company:

Ambitious Entertainment, Inc.

112 W 6th Avenue

Vancouver, British Columbia V5Y 1K6

Canada

Attention: Kirk E. Shaw, Co-President and Interim Chief Executive Officer

E-mail: kirk@ambitious.tv

If to Director:

Patricio Rabuffetti

Calle Marques de Cubas 25, P 3 Derecha

(28014) Madrid

Spain

E-mail: patricio@nonstoptv.com

Any notice or request shall be deemed to have been delivered: (a) on the delivery date if delivered personally to the party to whom the same is directed (where such day does not fall on a business day, delivery shall be deemed to be on the first business day following); (b) on the delivery date if delivered by email with an original delivered by another means within seventy-two (72) hours thereafter (where such day does not fall on a business day, delivery shall be deemed to be on the first business day following); or (c) one (1) business day after deposit with a reputable commercial overnight carrier.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties have executed or caused to be executed on its behalf by a duly authorized person as of the date first above written.

AMBITIOUS ENTERTAINMENT, INC.

By:	/s/ Kirk E. Shaw
Kirk E. Shaw
Co-President and Interim Chief Executive Officer

/s/ Patricio Rabuffetti
Patricio Rabuffetti

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